Exhibit 10.37

Personal & Confidential

July 25th, 2007

Richard Jones
8326 W Saanich Road
Saanichton, BC V8M 1S5

Dear Richard:

This restructuring coincides with the winding down of the induction phase of Aspreva’s lupus nephritis clinical trial following the release of preliminary results in June and the completion of Aspreva’s phase III myasthenia gravis clinical trial in late 2006.  We are restructuring in order to better focus our resources on the core activities that are necessary given the status of our current clinical development projects.

Regrettably this restructuring will result in some re-sizing of Aspreva and will include a number of job losses. Unfortunately your position with Aspreva Pharmaceutical Corporation will be affected by the down-sizing and your employment with the Company will terminate on July 25, 2007 (a date after statutory notice would have expired.)

During this notice period we will work with you to ensure that project responsibilities continue, corporate initiatives/objectives are met, and an overall smooth transition occurs. Depending on circumstances, we may not require your full-time attendance at the office.
On you last day of work:

a)	You will be paid any salary due and owing to July 31, 2007.

b)	You will be paid all vacation pay that has accrued to your benefit in the amount of $42,196.00.

c)	You will be reimbursed for any allowable business-related expenses that you have incurred, upon our receipt of an approved expense reimbursement form;

d)
Your coverage under Aspreva’s group health insurance plans (excluding health and dental) will cease on July 25, 2007. Health and dental, under the group coverage will cease August 1, 2007. Thereafter, as per the terms of your employment agreement, the Company will make best efforts to extend your health and dental benefits for a period of six months ending February 1, 2008.  Should this not be possible, the Company will pay you an amount equal to $3,400.00 in lieu of the cost of premiums.  It will be your responsibility to arrange replacement insurance coverage. You are entitled to convert your group life insurance coverage to a private policy, but you have only 31 days from today to exercise this option. If you wish to do so, please contact Joe Gilgunn at 250-384-9743 to make the appropriate arrangements.

e)	You will receive a lump sum of $159,000.00 Cdn representing 6 months base salary in accordance with your contract of employment.

f)
If you have been granted stock options, any unvested stock options that have been granted to you will cease to vest effective July 31, 2007. Under the plan rules you will have 3 months (90 days) to exercise those vested options. If there is a blackout period in effect, please contact Mr Bruce Cousins, the CFO to request an exemption from the blackout to allow you to trade.

If you are prepared to release any claims you may have against Aspreva, we are prepared to provide the following further compensation:

a)	A payment in lieu of 2007 bonus in the amount of $58,500.00 Cdn

b)	Provision of outplacement counselling assistance from Right Management Consultants for a three-month period to a value of $5,500 for counselling services;

All amounts described are gross amounts only, and we will make appropriate deductions required by law or agreement before making payment to you of the net amount.

Please note that you remain bound by all terms of your signed Confidentiality and Assignment of Invention Agreement, a copy of which is attached to this letter. All company property in your possession is to be returned to Aspreva, and you are not to retain any copies of proprietary documentation relating to Aspreva.

You are encouraged to seek independent legal advice on the offer set out in this letter.

The terms of the settlement proposal set out herein are to be kept strictly confidential, and are not to be discussed with anyone except your immediate family and professional advisors.

If you agree to cease your employment with Aspreva Pharmaceuticals Corporation on the terms and conditions set out herein, please sign the Acceptance and Release below on the enclosed duplicate of this letter and return the copy to us.

Yours truly,

/s/ Noel Hall
___________________________
Noel Hall
President

ACCEPTANCE AND RELEASE

I hereby accept the compensation set out in the paragraphs above in full and final satisfaction of any claims I may have against ASPREVA PHARMACEUTICALS CORPORATION (“Aspreva”) and I hereby release and forever discharge Aspreva, its directors, officers and servants, from all actions, complaints, claims, and demands whatsoever (including any claims under statute), relating to my employment with Aspreva; the termination of my employment; and losses of compensation and benefits arising from the termination of my employment.

DATED: July 25th, 2007

/s/ Richard Jones

Richard Jones